Exhibit 99.1

News Release

LOCKHEED MARTIN TO FREEZE PENSION PLAN FOR

U.S.-BASED SALARIED EMPLOYEES

Introduces Enhanced Company Contributions to Retirement Program

BETHESDA, Md., July 1, 2014 – Lockheed Martin [NYSE: LMT] announced today that it will freeze its salaried defined benefit pension plan and transition employees to an enhanced defined contribution retirement plan. The change will take effect in a two-step approach, beginning on January 1, 2016 with the freeze of pay-based benefits and concluding with the freeze of service-based benefits on January 1, 2020. The company expects that the plan will be fully frozen effective January 1, 2020.

When the freeze is complete, the majority of Lockheed Martin salaried employees, including approximately 25,000 not in the pension plan, will have transitioned to a retirement plan that offers up to 10 percent of employees’ salary annually in company contributions.

While the salaried pension plan was closed to new participants in 2006, approximately 48,000 employees of Lockheed Martin’s 113,000 employees are participating. An additional 250,000 retirees and former employees are in the plan.

Retirees already collecting benefits and former employees with a vested benefit will not be affected by the change. Current and former employees will also keep all benefits already earned in their pension plan to date.

The company expects that these changes will have no impact on second quarter 2014 earnings results. Full year 2014 estimates for pension expense calculated under Financial Accounting Standards will be updated and communicated when the company reports second quarter results on July 22, 2014.

Headquartered in Bethesda, Md., Lockheed Martin is a global security and aerospace company that employs approximately 113,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s net sales for 2013 were $45.4 billion.

# # # #

Media Contact: Jen Allen, 301/897-6308, jennifer.l.allen@lmco.com

www.lockheedmartin.com

Lockheed Martin Forward-Looking Statements:

Statements in this Press Release concerning the anticipated impact of changes to our defined benefit pension plan are based on current assumptions and expectations and are considered forward looking statements under the federal securities laws. Actual results may differ materially due to, among other things, our ability to implement our plans as contemplated, regulatory requirements, the accuracy of our estimates and assumptions including those as to actual returns (or losses) on pension assets, movements in interest rates, mortality rates and other changes that may affect pension plan assumptions. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see our filings with the U.S. Securities and Exchange Commission (SEC) including, our Annual Report on Form 10-K for the year ended Dec. 31, 2013 and our 2014 quarterly reports on Form 10-Q. These materials are available at www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov. The forward-looking statements are made as of the date of this press release and Lockheed Martin undertakes no obligation to update these statements after the date of the release.